UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2023

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 11, 2023, Red Cat Holdings, Inc., a Nevada corporation (the “Company”), Unusual Machines, Inc., a Puerto Rico corporation (“Unusual”) and Jeffrey Thompson, the founder and Chief Executive Officer of the Company (the “Principal Stockholder”), entered into Amendment No. 4 to the Stock Purchase Agreement (the “SPA”) for the purchase and sale of the Company’s consumer business consisting of recreational and hobbyist drones, first-person-view goggles, and as a licensed authorized reseller. The SPA, originally entered into on November 21, 2022, was previously amended on March 31, 2023, July 10, 2023, and September 18, 2023. On March 8, 2023, shareholders representing a majority of the disinterested voting capital stock of the Company approved the sale to Unusual, including any amendments to the SPA, with Mr. Thompson abstaining from the vote.

Under the Amendment No. 4 to the SPA, executed December 11, 2023, the following revisions were made to the SPA:

•	The total consideration due to the Company upon closing of the purchase and sale of the consumer division shall be $20 million, payable as follows:

o	$1 million in cash, plus the amount of agreed working capital for the businesses being purchased;

o	$2 million in the form of a promissory note; and

o	$17 million worth of Unusual common stock, to be valued at the initial public offering price for Unusual’s common stock.

•	Certain provisions in the SPA relating to employment and non-competition agreements were updated to reference Dr. Allan Evans, who was recently appointed as the new CEO of Unusual.

•	The outside date for closing of the SPA was extended to May 31, 2024.

•	The required minimum amount for Unusual’s planned initial public offering was adjusted to $5 million. The cash component of the consideration due to the Company under the SPA shall be payable to the Company from the proceeds of Unusual’s IPO.

The closing of the SPA with Unusual is dependent upon the successful closing of Unusual’s pending initial public offering.

The $2 million promissory note to be issued by Unusual under the SPA (the “Note”), filed herewith as Exhibit 10.2, will bear interest at a rate of 8% per year, will be due 18 months from the date of issue, and will require monthly payments of interest due in arrears on the 15th day of each month. In the event of a Qualified Financing (defined as one or more related debt or equity financings by Unusual resulting in net proceeds of at least $5 million, other than Unusual’s IPO), the Company may require payment of the Note in whole or in part upon written notice given within 10 days of the Qualified Financing. During the occurrence and continuance of any event of default under the Note, the Company may, at its option, convert the amounts due under the Note to common stock of Unusual in whole or in part from time to time. The conversion price will be a 10% discount to the average daily volume weighted average price for Unusual’s common stock over the 10 days preceding the conversion. Conversions under the Note will be limited such that no conversion may be made to the extent that, after giving effect to the conversion, the Company, together with its affiliates, would beneficially own in excess of 4.99% of Unusual’s common stock. This limit may be increased by the Company upon 61 days written notice.

In connection with the SPA, Unusual has agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) covering the Company’s resale of 500,000 of the shares of Unusual common stock to be issued to the Company under the SPA. Under the agreed form of Registration Rights Agreement with Unusual, filed herewith as Exhibit 10.3, Unusual will be required to file a registration statement with the Commission within 120 days after the effectiveness of the registration statement for its IPO, and must use its best efforts to secure effectiveness of the registration statement within 180 days of the effectiveness of its IPO registration statement.

Section 9 – Financial Statements and Exhibits

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amendment No. 4 to Share Purchase Agreement with Unusual Machines, Inc.
10.2	Form of 8% Promissory Note from Unusual Machines, Inc.
10.3	Form of Registration Rights Agreement with Unusual Machines, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: December 15, 2023	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer